EXHIBIT 23.1

KPMG Peat Marwick LLP










The Board of Directors
First Midwest Bancorp, Inc.:

We consent to incorporation by reference in the registration statement of the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 of First Midwest Bancorp, Inc. of our report dated January 20, 1995, relating to the consolidated statements of condition of First Midwest Bancorp, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994, annual report on Form 10-K of First Midwest Bancorp, Inc.


KPMG PEAT MARWICK LLP




Chicago, Illinois
December 18, 1995













Member Firm of
Klynveld Peat Marwick Goerdeler